Exhibit 10.1

ASSET PURCHASE AGREEMENT

GREEN TECHNOLOGY SOLUTIONS, INC. (GTSO) a Nevada corporation located at 2880 Zanker Rd., Suite 203, San Jose, CA 95134, herein called “Buyer,” and SRN Properties Corporation, a Texas Corporation, located at 14100 Southwest Freeway, Suite 360, Sugarland, TX 77478, herein called “Seller,” hereby agree as follows:

ARTICLE1. PURCHASE AND SALE OF ASSET

1.01 Asset Being Purchased. Seller agrees sell to Buyer and Buyer agrees to purchase from Seller on the terms specified in this Agreement the following asset:  2004 Class 5 KTE Clean Room, approximately 1300 to 1500 square feet (“Asset”).

1.02 Purchase Price. Purchase price as consideration for the asset acquired pursuant to this Agreement shall be TWO MILLION FIVE HUNDRED THOUSAND DOLLARS ($2,500,000) payable as follows:

a.	$250,000 cash payable in the following installments:

i.	$25,000 on the Closing Date

ii.	$25,000 payable 10 days after the Closing Date

iii.	Balance of $200,000 to be paid $50,000 per month for four months beginning 30 days after payment of second $25,000 and thereafter each 30 days until paid in full.

b.
3,000,000 restricted shares of Buyer’s common stock (“Shares”).  The Shares shall be issued within ten (10) days following the signing of this agreement.  Shares shall be issued in three certificates of 1,000,000 each which certificates shall be held in trust with the closing attorney.

c.
The 3,000,000 restricted shares shall be exchanged in three tranches of 1,000,000 restricted shares each for the number of unrestricted shares defined in Section 1.04 below. The first exchange will occur on the later of 60 days following the Closing Date or the date the registration statement, discussed in Section 1.04, becomes effective.  The second exchange shall occur at the end of the sixth month following the Closing Date and the third exchange shall occur at the end of the eighth month following the Closing Date.

1.03 Closing. The sale and purchase described in this Agreement shall be consummated on or before March 4, 2015 (the “Closing” or “Closing Date”) upon final approval of the Board of Directors of each corporation.  Such Closing shall take place at 10:00 a.m. at the offices of GTSO.

1.04 Exchange Offer Registration Statement.  Buyer shall (i) prepare and file with the Securities and Exchange Commission promptly after the Closing Date, but in no event later than the 30th day after the Closing Date hereof, a registration statement on an appropriate form under the Securities Act to issue and deliver to Seller, in exchange for the Shares, a number of shares in exchange for each 1,000,000 share tranche with a total VWAP (as defined below) of $750,000 at the time of issue, (ii) use its reasonable best efforts to cause the exchange offer registration statement to become effective on or prior to the 270th day after the Closing Date hereof, (iii) use its reasonable best efforts to keep the registration statement effective until the consummation of the exchange offer and (iv) issue the exchange shares in exchange for all Shares.

a.
“VWAP” shall mean the volume weighted average of the closing price of the Buyer’s common stock over the 20 trading days immediately prior to the day in question, as quoted on a stock exchange or the over-the-counter market.

b.
In the event the exchange offer registration statement is not effective on or prior the 270th day after the Closing Date, Buyer will assist Seller with the public sale of the Shares without registration in reliance on Rule 144 under the Securities Act of 1933.  In such event, the total number of Shares eligible for public sale without registration shall be increased or decreased such that the total VWAP will equal $2,500,000.

c.
In the event the exchange offer registration statement is not effective on or prior the 270th day after the Closing Date and the public sale of the Shares without registration in reliance on Rule 144 is not available, the number of restricted exchange shares shall be as defined in Paragraph 1.04 together with an additional number of restricted shares equal to 50% of the number specified in Paragraph 1.04.

ARTICLE 2. REPRESENTATIONS AND WARRANTIES OF SELLER

2.01 Title to Asset. Seller has good and marketable title to the asset covered by this Agreement. Seller’s title to the asset is free and clear of any liens, encumbrances, or other defects.

2.02 Authority to Sell. Seller has complied with all the requirements of any applicable law of the State of Texas relative to the sale of the asset described in this Agreement such that prior to Closing, all of the consents and approvals that may be required by law or by agreements to which Seller may be a party will be obtained.

2.03 Survival of Warranties. Seller agrees that all warranties made by it in this Agreement shall survive the Closing.

2.04 Restricted Securities. Seller has been advised by the Buyer that (i) the Shares are being issued by the Buyer pursuant to an exemption from registration provided under Section 4(a)(2) of the Securities Act and the Shares are characterized as “restricted securities” under the Securities Act inasmuch as they are being acquired from the Buyer in a transaction not involving a public offering.

2.05. Delivery and Set Up.  Immediately after the Closing, Seller agrees to deliver and set up the Asset at a location to be designated by Buyer. Buyer agrees to give Seller adequate advance notice as to date and location.  Parties agree to use their best efforts to accomplish this requirement.

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants as follows:

3.01 Due Organization. Buyer is a corporation duly organized and existing under the Corporation Laws of the State of Nevada and that its power as a corporation is not now suspended.

3.02 Authority to Buy. This Agreement has been approved by Buyer’s Board of Directors and that Buyer has full power and authority to both execute and perform this contract.

ARTICLE 4. CONDITIONS TO BUYER’S PERFORMANCE

Absent waiver in writing, all obligations of the Buyer under this Agreement are subject to satisfaction of the following conditions on or before the Closing Date:

4.01. Performance by Seller. Seller shall have performed, satisfied and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by them, or any of them, on or before the Closing Date.

4.02. Representations and Warranties True as of the Closing Date. Except as otherwise permitted by this Agreement, all representations and warranties by Seller in this Agreement shall be true on and as of the Closing Date as though made at that time.

4.03. Corporate Approvals. The board of directors of Seller and to the extent required, the shareholders of Seller, shall have duly authorized and approved the execution and delivery of this Agreement and all corporate actions necessary or proper to fulfill Seller’s obligations hereunder on or before the Closing Date.

ARTICLE 5. CONDITIONS OF SELLER’S PERFORMANCE

Absent a waiver in writing, all obligations of Seller hereunder are subject to the satisfaction of the following conditions on or before the Closing Date:

5.01. Representations and Warranties True as of the Closing Date. All representations and warranties of Buyer contained in this Agreement shall be true on and as of the Closing Date as though such representations and warranties were made on and as of that date.

5.02. Performance By Buyer. Buyer shall have performed and complied with all covenants and agreements and satisfied all conditions required by this Agreement to be performed by Buyer on or before the Closing Date.

5.03. Corporate Approvals. The board of director’s of Buyer, and to the extent required the shareholders of Buyer shall have duly authorized and approved the execution and delivery of this Agreement and all corporate action necessary or proper to fulfill Buyer’s obligations hereunder on or before the Closing Date.

ARTICLE 6.  INDEMNITY AGREEMENT

6.01. Buyer’s Indemnity. Except as otherwise provided in this Agreement or any attachment to this Agreement, Buyer shall indemnify and hold Seller free and harmless from any and all claims, liabilities, loss, damage, or expense resulting from Buyer’s acts or omissions to act after the Closing Date as they relate to the assets purchased.

ARTICLE 7. TERMINATION DEFAULT REMEDIES

7.01. TERMINATION. If either Buyer or Seller materially defaults in the due and timely performance of any of its warranties, covenants, or agreements or in the event of the failure to satisfy or fulfill any of the conditions, the non-defaulting party may on the Closing Date give notice of termination and state the facts upon which the termination is based. The termination shall be effective five days after Closing Date, unless the specified default or defaults have been cured on or before the effective date of termination.

7.02. Default; Remedies. Notwithstanding Section 7.01, in the event of a default, the non-defaulting party may seek specific performance of this Agreement against the defaulting party from a court of competent jurisdiction, or alternatively, such non-defaulting party may seek damages from the defaulting party.

7.03. Litigation Costs. If any legal action or other proceeding is brought for the enforcement of this Agreement or to remedy its breach, the prevailing party in such action or proceeding shall be entitled to recover its actual attorney’s fees and other costs incurred in the action or proceeding, in addition to such other relief to which it may be entitled.

ARTICLE 8. MISCELLANEOUS

8.01. Entire Agreement. This instrument, with attachments if any, constitutes the entire agreement between Buyer and Seller respecting the sale of the asset to Buyer by Seller, and any agreement or representation respecting the asset or their sale by Seller to Buyer not expressly set forth in this instrument is null and void.

8.02. Notices. Any and all notices or other communications required or permitted by this Agreement or by law to be served on or given to either party hereto, Buyer and Seller, by the other party hereto shall be, unless otherwise required by law, in writing and deemed duly served and given when personally delivered to the party to whom directed or any of its officers or, in lieu of such personal service, when deposited in the United States mail, first-class postage prepaid, addressed to the other party per addresses first listed in this Agreement.

8.03. Assignment. Neither this Agreement nor any right or interest in it may be assigned by either party to any other person or corporation without the express written consent of the other party to this Agreement.

8.04. Governing Law. This Agreement shall be governed and all rights and liabilities under it determined in accordance with the laws of the State of Nevada in effect on this date.

8.05. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which shall constitute but one Agreement.

8.06. Expenses. Each party shall pay all costs and expenses incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated herein and hereby.

8.07. Further Assurances. The parties agree that at any time and from time to time after the Closing Date, they will execute and deliver to any other party such further instruments or documents as may be reasonably required to give effect to the transactions contemplated hereunder.

EXECUTED on the 4th day of March, 2015.

BUYER: GREEN TECHNOLOGIES SOLUTIONS, INC. By:/s/ Wallace Browne Wallace Browne, President	SELLER: SRN PROPERTIES CORPORATION By: /s/ John Nguyen Name: John Nguyen Title: _____________________